Exhibit 10.3
AGREEMENT
     This Agreement (this “Agreement”), dated as of March 16, 2007, is entered into by and between The Lamson & Sessions Co., an Ohio corporation (the “Company”), and John B. Schulze (“Schulze”).
RECITALS
     WHEREAS, Schulze is retiring as an employee of the Company effective as of the earlier of (i) April 30, 2007 and (ii) the date of the Company’s annual meeting of shareholders held in 2007 (such date, the “Effective Date”);
     WHEREAS, the Company believes that Schulze’s expertise and knowledge will continue to enhance the Company’s business following the Effective Date; and
     WHEREAS, the Company and the Governance, Nominating and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has asked Schulze to serve his remaining term as a director (which term expires at the Company’s annual meeting of shareholders in 2008), to serve as non-executive Chairman of the Board, and to perform certain other services under the terms and conditions of this Agreement, commencing on the Effective Date.
     NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Services.
         (a) Capacity. The Company hereby retains Schulze from and after the Effective Date on a non-exclusive consultant basis with respect to the business of the Company and its subsidiaries for the purpose of assistance and advice regarding the Company’s exploration of strategic alternatives. Schulze hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the Committee and Schulze.
         (b) Non-Executive Chairman of the Board. In addition to the services described in Section 1(a), from and after the Effective Date, Schulze will continue to serve as a director on the Board until the expiration of his current term, and will serve as the non-executive Chairman of the Board.
         (c) Term and Operation. This Agreement shall continue until, and shall end upon: (i) with respect to the services to be performed pursuant to Section 1(a), the first anniversary of the Effective Date, (ii) with respect to his service as a director, until his term expires at the annual meeting of the Company’s annual meeting of shareholders in 2008 and (iii) with respect to his role as non-executive Chairman of the Board, upon the earlier of (A) Schulze’s retirement from the Board or (B) the Committee’s request for his resignation as non-executive Chairman of the Board. Notwithstanding the foregoing, this Agreement may be terminated by either party in writing upon 30 days written notice to the other party. This Agreement will terminate automatically on the death of Schulze.

         (d) Compensation. In consideration of Schulze’s performance of the services under this Agreement and for his service on the Board from and after the Effective Date, the Company will pay Schulze $350,000, payable as follows: (i) $150,000 on the last day of the sixth month following the Effective Date, (ii) $25,000 on the last day of each succeeding month after the month described in clause (i); $25,000 on the last day of the month after the first anniversary at the Effective Date; and (iii) $25,000 on the last day of the month after the second anniversary of the Effective Date. Schulze will not be entitled to any other compensation or Board fees in connection with the services to be performed under this Agreement (including for his service as a director and non-executive Chairman of the Board), other than as set forth in this Agreement. Notwithstanding the foregoing, for the period during 2007 that Schulze is an employee of the Company, the Company will pay to Schulze any amount of his salary that was earned during such period but remains unpaid as of the Effective Date. Any such amounts will be paid at the time and in the manner such amounts otherwise would have been paid to Schulze. The Company will also pay to Schulze a portion of any bonus he would have earned during 2007 pursuant to any bonus, incentive, profit sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company. The portion of any such bonus to be paid to Schulze will be determined on a pro rata basis based on the number of days in 2007 that Schulze was an employee of the Company (i.e., the number of days in 2007 prior to the Effective Date). The amount of any bonus Schulze will be entitled to for 2007 will be calculated as the higher of (i) the amount actually earned by Schulze or (ii) the target amount of Schulze’s bonus for 2007 (in either case, pro rated as set forth above). Such pro rated bonus will be payable at the time and in the manner such bonus otherwise would have been paid to Schulze (subject to acceleration as set forth in Section 1(e)).
         (e) Acceleration of Payments. All payments that would have been payable to Schulze under this Agreement but that remain unpaid upon a “Change in Control” will automatically become due and payable to Schulze in one lump sum upon a Change in Control For purposes of this Agreement “Change in Control” will have the same meaning as is ascribed to such term in the Company’s Amended and Restated 1998 Incentive Equity Plan, as amended or as may be amended prior to the consummation of any such Change in Control, but only if such Change in Control is also a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 404A(a)(2)(A)(v) of the Internal Revenue Code.
         (f) Reimbursement of Expenses. The Company shall reimburse Schulze for all reasonable expenses incurred by Schulze in the performance of Schulze’s duties under this Agreement. Schulze shall not be obligated to make any advance to or for the account of the Company, nor shall Schulze be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by Schulze in connection with this Agreement shall require the prior approval of the Committee.
         (g) Car Lease. On the Effective Date (or as soon as reasonably practicable thereafter), the Company will assign to Schulze the lease relating to the automobile leased by the Company that is being used by Schulze.
     2. Termination of Executive Change-in-Control Agreement. Effective as of the date of this Agreement, the Executive Change-in-Control Agreement, between the Company and Schulze, dated as of March 20, 1990, as amended as of January 1, 2000 (and as may have been further amended), is hereby terminated. Notwithstanding any other provision of this Agreement, this Section 2 and the termination of the Change-in-Control Agreement is effective immediately.

     3. Independent Contractor. From and after the Effective Date, Schulze will at all times be and remain an independent contractor. Schulze shall be free to exercise Schulze’s own judgment as to the manner and method of providing the services to the Company described in Section 1(a), subject to applicable laws and requirements reasonably imposed by the Company. Schulze acknowledges and agrees that, from and after the Effective Date, Schulze will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Schulze acknowledges and agrees that as an independent contractor, Schulze will be required, from and after the Effective Date, to pay any applicable taxes on the fees paid to Schulze. Schulze shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Schulze’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Schulze by the Company.
     4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
     5. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     6. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     7. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Schulze, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Schulze hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
     8. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. The parties agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and each Schulze hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
     9. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Schulze, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE LAMSON & SESSIONS CO.
By:	/s/ Michael J. Merriman
Name: Michael J. Merriman
Title: Chief Executive Officer

/s/ John B. Schulze
John B. Schulze